UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                          (AMENDMENT NO. ___________)*


                             NUR MACROPRINTERS LTD.

          -------------------------------------------------------------
                                (Name of Issuer)

                                 Ordinary Shares

          -------------------------------------------------------------
                         (Title of Class of Securities)

                                   M75165 10 6

                   ------------------------------------------
                                 (CUSIP Number)

                                January 25, 2007

          -------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     [_]  Rule 13d-1(b)

     [X]  Rule 13d-1(c)

     [_]  Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 2 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Meitav Investment House Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power - 845,000 (including 195,000 ordinary
                         shares underlying warrants exercisable within 60 days
                         of the date hereof)*
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 3,594,331 (including 701,811
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)**
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power - 845,000 (including 195,000
Person With:             ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)*
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 3,594,331 (including 701,811
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     4,439,331 (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.1%***
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Directly owned by Meitav Investment House Ltd.

** Consists of (a) 1,154,250 ordinary shares (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment Management Ltd., (b) 2,407,431 ordinary shares (including 555,561 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Gemel Ltd., and (c) 32,650 ordinary shares held by Meitav Mutual Fund Management (1982) Ltd.

*** Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 3 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Meitav Investment Management Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power -
                         0
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 1,154,250 (including 146,250
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power -
Person With:             0
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 1,154,250 (including 146,250
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     1,154,250 (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     1.6%*
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

*Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 4 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Meitav Gemel Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power -
                         0
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 2,407,431 (including 555,561
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power -
Person With:             0
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 2,407,431 (including 555,561
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,407,431 (including 555,561 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.3%*
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

*Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 5 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Meitav Mutual Fund Management (1982) Ltd.
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power -
                         0
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power -
Shares                   32,650
Beneficially        ------------------------------------------------------------
Owned by            7.   Sole Dispositive Power -
Each Reporting           0
Person With:        ------------------------------------------------------------
                    8.   Shared Dispositive Power -
                         32,650
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     32,650
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     *
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     CO
--------------------------------------------------------------------------------

* Less than one percent. Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 6 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Avner and Michal Stepak
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power - 240,760 (including 55,560 ordinary
                         shares underlying warrants exercisable within 60 days
                         of the date hereof)*
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 1,999,250 (including 341,250
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)**
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power - 240,760 (including 55,560
Person With:             ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)*
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 1,999,250 (including 341,250
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)**
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     2,240,010 (including 396,810 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     3.1%***
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Directly owned by Avner and Michal Stepak.

** Consists of (a) 845,000 ordinary shares (including 195,000 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment House Ltd., and (b) 1,154,250 ordinary shares (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment Management Ltd.

*** Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 7 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Zvi Stepak
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power -
                         0
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 4,439,331 (including 896,811
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)*
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power -
Person With:             0
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 4,439,331 (including 896,811
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     4,439,331 (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Consists of (a) 845,000 ordinary shares (including 195,000 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment House Ltd., (b) 1,154,250 ordinary shares (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment Management Ltd., (c) 2,407,431 ordinary shares (including 555,561 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Gemel Ltd., and (d) 32,650 ordinary shares held by Meitav Mutual Fund Management (1982) Ltd.

** Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 8 of 16
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
1.   Names of Reporting Persons.
     I.R.S. Identification Nos. of above persons (entities only).

     Shlomo Simanovsky
--------------------------------------------------------------------------------
2.   Check the Appropriate Box if a Member of a Group (See Instructions)
     (a) [_]
     (b) [_]
--------------------------------------------------------------------------------
3.   SEC Use Only

--------------------------------------------------------------------------------
4.   Citizenship or Place of Organization
     ISRAEL
--------------------------------------------------------------------------------
                    5.   Sole Voting Power -
                         0
                    ------------------------------------------------------------
Number of           6.   Shared Voting Power - 4,439,331 (including 896,811
Shares                   ordinary shares underlying warrants exercisable within
Beneficially             60 days of the date hereof)*
Owned by            ------------------------------------------------------------
Each Reporting      7.   Sole Dispositive Power -
Person With:             0
                    ------------------------------------------------------------
                    8.   Shared Dispositive Power - 4,439,331 (including 896,811
                         ordinary shares underlying warrants exercisable within
                         60 days of the date hereof)*
--------------------------------------------------------------------------------
9.   Aggregate Amount Beneficially Owned by Each Reporting Person
     4,439,331 (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)
--------------------------------------------------------------------------------
10.  Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See
     Instructions)       [_]
--------------------------------------------------------------------------------
11.  Percent of Class Represented by Amount in Row (9)
     6.1%**
--------------------------------------------------------------------------------
12.  Type of Reporting Person (See Instructions)
     IN
--------------------------------------------------------------------------------

* Consists of (a) 845,000 ordinary shares (including 195,000 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment House Ltd., (b) 1,154,250 ordinary shares (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Investment Management Ltd., (c) 2,407,431 ordinary shares (including 555,561 ordinary shares underlying warrants exercisable within 60 days of the date hereof) held by Meitav Gemel Ltd., and (d) 32,650 ordinary shares held by Meitav Mutual Fund Management (1982) Ltd.

** Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                      Page 9 of 16
--------------------------------------------------------------------------------

ITEM 1.

     (a)  Name of Issuer: NUR Macroprinters Ltd.

     (b)  Address of Issuer's Principal Executive Offices:

          12 Abba Hillel Silver Street
          P.O. Box 1281
          Lod 71111
          Israel

ITEM 2.

     (a)  Name of Persons Filing:

          This statement is being filed on behalf of Meitav Investment House Ltd. ("Meitav Investment"), Meitav Investment Management Ltd. ("Meitav Management"), Meitav Gemel Ltd. ("Meitav Gemel"), Meitav Mutual Fund Management (1982) Ltd. ("Meitav Mutual Fund"), Avner and Michal Stepak, Zvi Stepak and Shlomo Simanovsky. Meitav Investment, Meitav Management, Meitav Gemel and Meitav Mutual Fund are referred to herein as the "Meitav Entities."

          Meitav Management, Meitav Gemel and Meitav Mutual Fund are wholly owned subsidiaries of Meitav Investment. Messrs. Zvi Stepak and Shlomo Simanovsky are the sole shareholders, through intermediary entities, of Meitav Investment. Mr. Avner Stepak, the son of Mr. Zvi Stepak, is an executive officer of Meitav Investment and shares with Meitav Investment dispositive and voting powers with respect to shares held in accounts owned by, and managed for, the Meitav Entities. The Meitav Entities, Avner and Michal Stepak, Zvi Stepak and Shlomo Simanovsky have entered into a Joint Filing Agreement, dated October 10, 2007, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which they have agreed to file this statement jointly in accordance with the provisions of 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended.

     (b)  Address of Principal Business Office or, if none, Residence:

          c/o Meitav Investment House Ltd.
          4 Berkowitz Street, Museum Tower
          Tel Aviv 61180
          Israel

     (c)  Citizenship:

          The Meitav Entities are all organized under the laws of the State of Israel and Avner and Michal Stepak, Zvi Stepak and Shlomo Simanovsky are citizens of the State of Israel.

     (d)  Title of Class of Securities: Ordinary Shares

     (e)  CUSIP Number: M75165 10 6

ITEM 3.

     If this statement is filed pursuant to ss.ss.240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

     (a)  [_] Broker or dealer registered under section 15 of the Act (15 U.S.C.
              78o).

     (b)  [_] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 10 of 16
--------------------------------------------------------------------------------

     (c) [_] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_] An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G);

     (h) [_] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j)  [_] Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

     (a)  Amount beneficially owned:

               Meitav Investment House Ltd. - 4,439,331 ordinary shares (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

               Meitav Investment Management Ltd. - 1,154,250 ordinary shares (including 146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

               Meitav Gemel Ltd. - 2,407,431 ordinary shares (including 555,561 ordinary shares underlying warrants exercisable within 60 days of the date hereof). These Meitav Gemel shares are held in the name of the following funds:

                  FUND                          SHARES    WARRANTS
                  --------------------------    -------    ------
                  Meitav Chisachon Gemel        125,060    37,518
                  Meitav Chisachon Hishtalmut    87,530    26,259
                  Meitav Chisachon Pizuim        20,840     6,252
                  Meitav Histalmut Clali        545,800   163,740
                  Meitav Pizuim Clali           176,080    52,824
                  Meitav Tagmulim Clali         896,560   268,968

               Meitav Mutual Fund Management (1982) Ltd. - 32,650. These shares are held in the name of the following funds:

                  FUND                               SHARES
                  --------------                     ------
                  Meitav Options                     14,000
                  Meitav Hi-Tech                     13,650
                  Meitav Shares                       5,000

               Avner and Michal Stepak - 2,240,010 ordinary shares (including 396,810 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

               Zvi Stepak - 4,439,331 ordinary shares (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

               Shlomo Simanovsky - 4,439,331 ordinary shares (including 896,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

               For purposes of clarification, the Reporting Persons beneficially own an aggregate of 4,680,091 ordinary shares (including 952,371 ordinary shares underlying warrants exercisable within 60 days of the date hereof), constituting 6.4% of the ordinary shares outstanding.

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 11 of 16
--------------------------------------------------------------------------------

     (b)  Percent of class:*

               Meitav Investment House Ltd. - 6.1%

               Meitav Investment Management Ltd. - 1.6%

               Meitav Gemel Ltd. - 3.3%

               Meitav Mutual Fund Management (1982) Ltd. - 0.04%

               Avner and Michal Stepak - 3.1%

               Zvi Stepak - 6.1%

               Shlomo Simanovsky - 6.1%

          *Based on 72,325,502 ordinary shares of the Issuer outstanding as of June 15, 2007 as reported on the Issuer's Form 20-F for the year ended December 31, 2006.

     (c)  Number of shares as to which the person has:

          (i)  Sole power to vote or to direct the vote

                    Meitav Investment House Ltd. - 845,000 (including 195,000
               ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Investment Management Ltd. - N/A

                    Meitav Gemel Ltd. - N/A

                    Meitav Mutual Fund Management (1982) Ltd. - N/A

                    Avner and Michal Stepak - 240,760 (including 55,560 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Zvi Stepak - N/A

                    Shlomo Simanovsky - N/A

          (ii) Shared power to vote or to direct the vote

                    Meitav Investment House Ltd. - 3,594,331 (including 701,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Investment Management Ltd. - 1,154,250 (including
               146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Gemel Ltd. - 2,407,431 (including 555,561 ordinary
               shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Mutual Fund Management (1982) Ltd. - 32,650

                    Avner and Michal Stepak - 1,999,250 (including 341,250
               ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Zvi Stepak - 4,439,331 (including 896,811 ordinary shares
               underlying warrants exercisable within 60 days of the date hereof)

                    Shlomo Simanovsky - 4,439,331 (including 896,811 ordinary
               shares underlying warrants exercisable within 60 ays of the date hereof)


          (iii) Sole power to dispose or to direct the disposition of

                    Meitav Investment House Ltd. - 845,000 (including 195,000
               ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Investment Management Ltd. - N/A


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--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 12 of 16
--------------------------------------------------------------------------------

                    Meitav Gemel Ltd. - N/A

                    Meitav Mutual Fund Management (1982) Ltd. - N/A

                    Avner and Michal Stepak - 240,760 (including 55,560 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Zvi Stepak - N/A

                    Shlomo Simanovsky - N/A

          (iv) Shared power to dispose or to direct the disposition of

                    Meitav Investment House Ltd. - 3,594,331 (including 701,811 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Investment Management Ltd. - 1,154,250 (including
               146,250 ordinary shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Gemel Ltd. - 2,407,431 (including 555,561 ordinary
               shares underlying warrants exercisable within 60 days of the date hereof)

                    Meitav Mutual Fund Management (1982) Ltd. - 32,650

                    Avner and Michal Stepak - 1,999,250 (including 341,250
               ordinary shares underlying warrants exercisable (iv) within 60 days of the date hereof)

                    Zvi Stepak - 4,439,331 (including 896,811 ordinary shares
               underlying warrants exercisable within 60 days of the date hereof)

                    Shlomo Simanovsky - 4,439,331 (including 896,811 ordinary
               shares underlying warrants exercisable within 60 days of the date hereof)

     Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein except to the extent of its/his/her pecuniary interest therein.

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

     Not Applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

     The securities held by Meitav Gemel and Meitav Mutual Fund are held for and on behalf of beneficiaries and members of mutual, provident, education and retirement funds managed by these companies. Each of Meitav Investment, Meitav Gemel, Meitav Mutual Fund, Zvi Stepak and Shlomo Simanovsky disclaims beneficial ownership of such securities.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

     Not Applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

     See Item 2 above.


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CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 13 of 16
--------------------------------------------------------------------------------

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

     Not Applicable.

ITEM 10. CERTIFICATION

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

--------------------------------------------------------------------------------
CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 14 of 16
--------------------------------------------------------------------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                       Date: October 10, 2007

                                       MEITAV INVESTMENT HOUSE LTD.

                                       By: /s/ Zvi Stepak /s/ Shlomo Simanovsky
                                       ----------------------------------------
                                       Names: Zvi Stepak, Shlomo Simanovsky
                                       Titles: Directors, indirect controlling
                                       shareholders


                                       Date: October 10, 2007

                                       MEITAV INVESTMENT MANAGEMENT LTD.

                                       By: /s/ Zvi Stepak /s/ Shlomo Simanovsky
                                       ----------------------------------------
                                       Names: Zvi Stepak, Shlomo Simanovsky
                                       Titles: Indirect controlling shareholders


                                       Date: October 10, 2007

                                       MEITAV GEMEL LTD.

                                       By: /s/ Zvi Stepak /s/ Shlomo Simanovsky
                                       ----------------------------------------
                                       Names: Zvi Stepak, Shlomo Simanovsky
                                       Titles: Director (Mr. Stepak), indirect
                                       controlling shareholders


                                       Date: October 10, 2007

                                       MEITAV MUTUAL FUND MANAGEMENT (1982) LTD.

                                       By: /s/ Zvi Stepak /s/ Shlomo Simanovsky
                                       ----------------------------------------
                                       Names: Zvi Stepak, Shlomo Simanovsky
                                       Titles: Directors, indirect controlling
                                       shareholders


                                       Date: October 10, 2007

                                       /s/ Avner Stepak
                                       ----------------
                                       Avner Stepak

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CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 15 of 16
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                                       Date: October 10, 2007

                                       /s/ Michal Stepak
                                       -----------------
                                       Michal Stepak


                                       Date:  October 10, 2007

                                       /s/ Zvi Stepak
                                       --------------
                                       Zvi Stepak


                                       Date: October 10, 2007

                                       /s/ Shlomo Simanovsky
                                       ---------------------
                                       Shlomo Simanovsky

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CUSIP No. M75165 10 6             SCHEDULE 13G                     Page 16 of 16
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                                  EXHIBIT INDEX

     Exhibit A - Joint Filing Agreement, dated October 10, 2007.